Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
Cerence Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.01 par value per share, Cerence 2019 Equity Incentive Plan	457(c) and (h)(1)	1,350,481 (2)	$11.19 (3)	$15,111,882.39	$0.00013810	$2,086.95
Total Offering Amounts					$15,111,882.39		$2,086.95
Total Fee Offsets							$0.00
Net Fee Due							$2,086.95
(1)Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover any additional shares of the Registrant’s Common Stock that become issuable under the above listed plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that increases the number of outstanding shares of Common Stock.
(2)Represents an automatic increase to the number of shares of Common Stock available for issuance under the Registrant’s 2019 Equity Incentive Plan, or Stock Plan, in accordance with the automatic annual increase provisions of the Stock Plan, effective as of January 1, 2026.
(3)This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(c) and (h) under the Securities Act. The offering price per share and the aggregate offering price are calculated based on the average of the high and low sale prices per share of the Common Stock as reported on The Nasdaq Global Select Market on January 2, 2026.